UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2006 (February 9, 2006)

THE NASDAQ STOCK MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 9, 2006, we entered into a purchase agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, acting as representatives of the several underwriters named in the agreement, relating to the sale by us to the underwriters of 7,000,000 shares of our common stock, par value $0.01 per share. The National Association of Securities Dealers, Inc. (“NASD”) and some of our other stockholders are also parties to the purchase agreement, and they will sell an additional 6,895,229 shares of common stock to the underwriters. In addition, Nasdaq and NASD have granted the underwriters’ representatives an option, exercisable until March 11, 2006, to purchase up to an additional 2,084,284 shares of common stock at the public offering price, less an underwriting discount of $1.60 per share, to cover overallotments, if any. Of these shares, 1,042,142 would be sold by Nasdaq and 1,042,142 would be sold by NASD. A copy of the purchase agreement is attached to this report as Exhibit 1.01 and is incorporated herein by reference. The shares are being sold under our shelf registration statement on Form S-3 (No. 333-131373) and are expected to yield approximately $268.7 million in gross proceeds to Nasdaq, before expenses.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

1.01	Purchase Agreement

Page 2 of 3 pages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2006	THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Edward S. Knight
Edward S. Knight Executive Vice President and General Counsel

Page 3 of 3 pages.